Exhibit 99.1
Illumina, Inc
NR200606
ILLUMINA REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND
FISCAL YEAR 2005
Revenue Growth of 56% Over Prior Year Yields Profitable Fourth Quarter
SAN DIEGO, CALIFORNIA, February 1, 2006 — Illumina, Inc. (NASDAQ: ILMN) announced today its financial results for the fourth quarter and fiscal year ended January 1, 2006.
For the fourth quarter of 2005, Illumina reported revenue of $23.0 million, a 56% increase over the $14.8 million reported in the fourth quarter of 2004. This represents the Company’s 18th consecutive quarter of revenue growth. For the fiscal year, total revenue was $73.5 million, a 45% increase over the $50.6 million reported for the prior fiscal year.
The Company reported net income of $0.3 million, or $0.01 per basic and diluted share for the fourth quarter of 2005, compared to net income of $3.2 million, or $0.08 per diluted share, in the prior year. 2004 fourth quarter results included a one-time gain of $3.3 million, or $0.08 per diluted share, related to reduction of damages previously awarded in a wrongful termination lawsuit. For the year, the Company reported a net loss of $20.9 million, or $0.52 per share, compared to a net loss of $6.2 million, or $0.17 per share, for the prior year. The Company’s net loss for the 2005 fiscal year included a one-time charge of $0.39 per basic and diluted share related to the write-off of $15.8 million of acquired in-process research and development in connection with the Company’s acquisition of CyVera Corporation in April. Excluding this one-time charge, the net loss for the fiscal year was $5.1 million, or $0.13 per basic and diluted share.
Cash and investments totaled $50.8 million at year end, an increase of approximately $0.7 million over the third quarter of 2005.
Gross margins for products and services in the fourth quarter of 2005 were 67.6% compared to 73.2% in the comparable period of 2004. For the fiscal year ended January 1, 2006, gross margins were 67.7%, compared to 72.7% for the comparable period in 2004. Research and development expenses were $7.5 million compared to $5.3 million in the fourth quarter of 2004. Selling, general and administrative expenses for the quarter were $8.2 million, compared to $5.8 million for the prior year. For the year, research and development expenses were $27.7 million compared to $21.1 million in 2004. Selling, general and administrative expenses were $28.0 million compared to $25.1 million in 2004.
Highlights since our last quarterly conference call include:
•	Shipped a record 24 BeadStations (of which 6 were rental units) during the quarter, bringing our total number of BeadLabs and BeadStations shipped to 126.
•	Commenced commercial shipments of Sentrix® HumanHap300 BeadChips for genome-wide disease association studies. Enabled by Illumina’s revolutionary Infinium™ assay, the new BeadChip offers the most comprehensive genomic coverage and highest data quality of any product currently available and is expected to become an important discovery tool for researchers seeking to understand the genetic basis of common, yet complex diseases.

•	Announced several large agreements for the purchase of HumanHap300 BeadChips and Infinium assay reagents for disease association research including the following:
•	Genizon Biosciences will use the Infinium™ assay and the Company’s whole-genome genotyping chips to analyze up to 16,000 case and control samples in 11 common diseases over the next 12 to 18 months.

•	The Center for Inherited Disease Research (CIDR) is genotyping over 2,500 case-control samples for a pilot Type 2 diabetes study.

•	The NIDDK (an NIH institute) Inflammatory Bowel Disease (IBD) Genetics Consortium will genotype over 2,000 samples to help identify genetic variants that increase susceptibility to Crohn’s disease.
•	Announced two significant genotyping service agreements:
•	A multi-phase, multi-million dollar project with Cancer Research-UK, starting with whole-genome Infinium genotyping of 4,000 colorectal cancer and controls, followed by custom Infinium genotyping of 10,000 samples.

•	A set of custom SNP panels and GoldenGate® genotyping of over 4,000 samples for Aviagen, a UK firm identifying traits for selective breeding of broiler chickens.
•	Introduced new BeadStudio software to detect and visualize chromosomal aberrations including copy number changes and loss of heterozygosity (LOH) — important molecular indicators of cancer.
•	Expanded our patent portfolio, bringing our total to 43 issued or allowed and 96 pending.
These highlights underscore Illumina’s strategy of building a comprehensive offering of scalable, multi-application systems. At the foundation of our systems are the Sentrix® Array Matrix, the Sentrix BeadChip, the BeadArray Reader and our Oligator® DNA synthesis capability. Illumina systems can be scaled in multiple dimensions, providing customers the flexibility to perform SNP genotyping or gene expression experiments on the same platform, with content ranging from whole genomes to focused sets, at various levels of throughput and automation. Illumina has also developed a portfolio of powerful assay technologies to enable customers to leverage BeadArray™ technology and generate industry-leading data quality and array performance.
Financial Outlook
As of January 2, 2006, Illumina adopted the new accounting standard (Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”)) requiring compensation expense be recorded when stock options and other stock related awards vest. Illumina expects the 2006 impact to range from $9 to $12 million or $0.21 to $0.29 per basic share, assuming 42 million basic shares and $0.20 to $0.27 per diluted share, assuming 45 million fully diluted shares. To aid investors in understanding the underlying components of our business, the financial outlook below excludes the effect of stock compensation expense.
For fiscal 2006 we expect the following:
•	Revenue growth will be in the range of 55% to 70% resulting in total revenue from $115 to $125 million. Revenue growth will be driven primarily by organic growth in the Company’s genotyping products.

•	Gross margins will range from 66% to 70% and will vary based on the product mix in any particular quarter.

•	Research & development expenses will decline as a percentage of total revenue and are expected to range from $30 to $34 million.

•	Selling, general and administrative expenses will be in the range of $38 to $43 million.

•	Excluding the effect of stock compensation expense, we expect non-GAAP net income to be in the range of $5 to $13 million or $0.12 to $0.31 per basic share assuming 42 million primary shares outstanding. On a fully diluted basis non-GAAP net income is expected to range from $0.11 to $0.29 per diluted share, assuming 45 million fully diluted shares outstanding. Additionally, excluding the effect of stock compensation expense, we expect to be profitable in each quarter of 2006 (see note below regarding Non-GAAP financial measures).

•	For the year, we expect net cash flow to range from a use of up to $5 million to being slightly cash flow positive. Working capital requirements and spending on capacity expansion will be the key drivers of cash flow in 2006.
For the first quarter of 2006, the Company expects total revenue to range between $22 million and $24 million. Excluding the impact of stock compensation expense, management expects net income per basic and diluted share between break-even and $0.02.
Conference Call Information
Management will conduct a conference call at 2:00 p.m. Pacific Time today to discuss Illumina’s fourth quarter and fiscal year 2005 results and to provide guidance for fiscal 2006. Individuals may listen to the call by dialing 800-289-0572 (international callers should dial +1 913 981-5543) or by accessing the live webcast under the “Investors” tab of Illumina’s website at: www.illumina.com.
About Illumina
Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray technology — now used in leading genomics centers around the world — provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.
DISCLOSURE NOTICE
Unaudited Financial Information
This announcement contains historical financial information as of and for the years and three-month periods ended January 1, 2006 and January 2, 2005 that is unaudited (except for the GAAP information as of and for the year ended January 2, 2005), and Illumina assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year. Such an audit is currently ongoing and the unaudited information presented in this announcement as of and for the year ended January 1, 2006 is subject to adjustment based on the results of the audit. Accordingly, the financial information that will be reported in Illumina’s Annual Report on Form 10-K for the year ended January 1, 2006 may vary from the financial information presented in this announcement. In addition, in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, management is in the process of reviewing the company’s internal controls over financial reporting and Illumina’s external auditor is in the process of evaluating management’s assessment. There can be no assurance that all such internal controls will be free of all deficiencies or that any such deficiencies will not rise to the level of a material weakness.
Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, the Financial Outlook statements in the Company’s earnings release contain non-GAAP financial measures that exclude the effects of non-cash equity-based stock compensation expense as a result of the Company’s adoption of SFAS No. 123R. Beginning with its first quarter 2006 earnings release, the Company’s earnings releases will include non-GAAP financial measures of its financial results for the reporting period that exclude the income statement effects of non-cash equity-based stock compensation expense used in calculating non-GAAP earnings per diluted share. The Company believes that the presentation of results excluding non-cash equity-based stock compensation expense will provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company is using the Modified Prospective Method in its adoption of SFAS No. 123R and as such, is not required to restate prior year results for the impact of option expensing. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. The Company will use these non-GAAP financial measures when evaluating its financial results as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
Reconciliation of Non—GAAP Financial Measures
Including the effect of stock compensation expense, the Company expects net income (loss) for fiscal 2006 to range from ($4) million to $1 million, or ($0.10) to $0.02 per basic share and $0.02 per diluted share.
Forward-Looking Statements
This release contains forward-looking statements regarding Illumina’s future financial performance and business prospects that involve risks and uncertainties. Those statements are under the caption “Financial Outlook” and may be in other sections containing statements with words such as “anticipate”, “estimate”, “expect”, “intend”, “project” or other terms of similar meaning. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, the Company’s ability to scale and integrate CyVera technology, the ability to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, Illumina’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression and genotyping products and applications for its platform technology, to manufacture robust Sentrix® arrays – including HumanHap BeadChips, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

ILLUMINA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three months ended		Year ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)	(Note)
Revenue:
Product	$16,667	$10,422	$57,752	$40,497
Service and other	5,737	4,039	13,935	8,075
Research	609	321	1,814	2,011

Total revenue	23,013	14,782	73,501	50,583

Costs and expenses:
Cost of revenue	7,249	3,873	23,181	13,259
Research and development	7,484	5,262	27,725	21,114
Selling, general and administrative	8,209	5,786	27,972	25,080
Amortization of deferred compensation and other non-cash compensation charges	55	109	270	844
Litigation settlement	—	(3,268)	—	(4,201)
In-process research and development	—	—	15,800	—

Total costs and expenses	22,997	11,762	94,948	56,096

Income (loss) from operations	16	3,020	(21,447)	(5,513)

Other income (expense)	310	228	573	(712)

Net income (loss)	$326	$3,248	$(20,874)	$(6,225)

Basic net income (loss) per share	$0.01	$0.09	$(0.52)	$(0.17)

Diluted net income (loss) per share	$0.01	$0.08	$(0.52)	$(0.17)

Shares used in calculating basic net income (loss) Per share	41,207	37,909	40,147	35,845

Shares used in calculating diluted net income (loss) Per share	44,682	39,204	40,147	35,845

Note:	The Condensed Consolidated Statement of Operations at January 2, 2005 has been derived from the audited financial statements as of that date.

ILLUMINA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 1,	January 2,
	2006	2005
	(Unaudited)	(Note)
ASSETS

Current assets:
Cash and investments	$50,822	$66,994
Other current assets	28,888	16,697

Total current assets	79,710	83,691
Property and equipment, net	16,131	8,574
Intangible and other assets, net	4,769	2,642

Total assets	$100,610	$94,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,718	$19,048
Long-term debt and liabilities	6,395	3,597
Stockholders’ equity	72,497	72,262

Total liabilities and stockholders’ equity	$100,610	$94,907

Note:	The Condensed Consolidated Balance Sheet at January 2, 2005 has been derived from the audited financial statements as of that date.
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Contacts:	Jay Flatley	Christian Henry
	President & CEO	VP and Chief Financial Officer
	1.858.202.4501	1.858.202.4508
	jflatley@illumina.com	chenry@illumina.com